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                                                                  Exhibit(c)(1)
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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           HASKEL INTERNATIONAL, INC.

                                HI HOLDINGS INC.

                                       AND

                            HI MERGER SUBSIDIARY INC.

                           DATED AS OF MARCH 15, 1999

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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

ARTICLE 1  THE OFFER                                                         1

             Section 1.1. The Offer                                          1
             Section 1.2. Company Action                                     3
             Section 1.3. Board of Directors and Committees;
                           Section 14(f)                                     5

ARTICLE 2  THE MERGER                                                        6

             Section 2.1. The Merger                                         6
             Section 2.2. Effective Time                                     6
             Section 2.3. Closing of the Merger                              6
             Section 2.4. Effects of the Merger                              6
             Section 2.5. Articles of Incorporation and Bylaws               6
             Section 2.6. Directors                                          6
             Section 2.7. Officers                                           7
             Section 2.8. Conversion of Shares                               7
             Section 2.9. Shares of Dissenting Holders                       7
             Section 2.10. Exchange of Certificates                          8
             Section 2.11. Company Stock Options; Warrants                   9
             Section 2.12. Officers                                         10

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY                    11

             Section 3.1. Organization and Qualification; Subsidiaries      11
             Section 3.2. Capitalization of the Company and its
                            Subsidiaries                                    12
             Section 3.3. Authority Relative to this Agreement;
                            Consents and Approvals                          13
             Section 3.4. SEC Reports; Financial Statements                 13
             Section 3.5. Information Supplied                              14
             Section 3.6. Consents and Approvals; No Violations             14
             Section 3.7. No Default                                        15
             Section 3.8. No Undisclosed Liabilities; Absence of Changes    15
             Section 3.9. Litigation                                        16
             Section 3.10. Compliance with Applicable Law                   16
             Section 3.11. Employee Plans                                   17
             Section 3.12. Environmental Laws and Regulations               17
             Section 3.13. Intellectual Property; Software                  18
             Section 3.14. Certain Business Practices                       19
             Section 3.15. Vote Required                                    19
             Section 3.16. Labor Matters                                    19
             Section 3.17. Insurance                                        19
             Section 3.18. Suppliers and Customers                          20


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             Section 3.19. Tax Matters                                      20
             Section 3.20. Brokers                                          21
             Section 3.21. Related Party Transactions                       21
             Section 3.22. Restrictions on Business Activities              21
             Section 3.23. Year 2000 Compliance                             21
             Section 3.24. Real Estate                                      22
             Section 3.25. Conduct of Business                              23
             Section 3.26. Expenses                                         23
             Section 3.27. Dividends                                        23
             Section 3.28. No Other Representations or Warranties           23

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION         23

             Section 4.1. Organization                                      24
             Section 4.2. Authority Relative to this Agreement              24
             Section 4.3. Information Supplied                              24
             Section 4.4. Consents and Approvals; No Violations             25
             Section 4.5. No Default                                        25
             Section 4.6. Availability of Financing; Parent Guarantee       26
             Section 4.7. No Prior Activities                               26
             Section 4.8. Brokers                                           26
             Section 4.9. No Other Representations or Warranties            26

ARTICLE 5  COVENANTS                                                        26

             Section 5.1. Conduct of Business of the Company                26
             Section 5.2. Other Potential Acquirers                         29
             Section 5.3. Access to Information                             31
             Section 5.4. Shareholders Meeting                              31
             Section 5.5. Additional Agreements; Reasonable Best Efforts    32
             Section 5.6. Consents                                          32
             Section 5.7. Public Announcements                              32
             Section 5.8. Indemnification; Directors' and Officers'
                            Insurance                                       32
             Section 5.9. Notification of Certain Matters                   33
             Section 5.10. Employee Matters                                 33
             Section 5.11. SEC Filings                                      34
             Section 5.12. Guarantee of Performance                         34
             Section 5.13. Notice of Certain Events                         34
             Section 5.14. Takeover Statutes                                34

ARTICLE 6  CONDITIONS TO CONSUMMATION OF THE MERGER                         35

             Section 6.1. Conditions to Each Party's Obligations to
                            Effect the Merger                               35
             Section 6.2. Conditions to Obligations of Parent and
                            Acquisition                                     35


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             Section 6.3. Conditions to Obligations of the Company          36

ARTICLE 7  TERMINATION; AMENDMENT; WAIVER                                   36

             Section 7.1. Termination                                       36
             Section 7.2. Effect of Termination                             37
             Section 7.3. Fees and Expenses                                 38
             Section 7.4. Amendment                                         39
             Section 7.5. Extension; Waiver                                 39

ARTICLE 8  MISCELLANEOUS                                                    39

             Section 8.1. Nonsurvival of Representations and Warranties     39
             Section 8.2. Entire Agreement; Assignment                      39
             Section 8.3. Validity                                          39
             Section 8.4. Notices                                           40
             Section 8.5. Governing Law                                     40
             Section 8.6. Construction; Interpretation                      40
             Section 8.7. Parties in Interest                               41
             Section 8.8. Severability                                      41
             Section 8.9. Specific Performance                              41
             Section 8.10. Counterparts                                     41


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                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of the 15th day of March, 1999 (this "Agreement"), is made by and among Haskel International, Inc., a California corporation (the "Company"), HI Holdings Inc., a Delaware corporation ("Parent") and HI Merger Subsidiary Inc., a California corporation and a wholly owned subsidiary of Parent ("Acquisition").

                                 R E C I T A L S

      WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that each of the Offer (as defined in the recitals) and the Merger (as defined in Section 2.1) is fair to, and in the best interests of, its shareholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby and resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the shareholders of the Company; and

      WHEREAS, in furtherance thereof, it is proposed that Acquisition shall commence a tender offer (the "Offer") to acquire all of the outstanding shares of common stock of the Company (the "Company Common Stock") at a price equal to $12.90 per share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, subject to reduction for any applicable federal back-up withholding or stock transfer taxes payable by such seller, in accordance with the terms and subject to the conditions provided herein;

                                A G R E E M E N T

      NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent and Acquisition hereby agree as follows:

                                    ARTICLE 1

                                    THE OFFER

      Section 1.1. The Offer.

            (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events or conditions set forth in Annex A shall have occurred and be existing, as promptly as practicable after, but in no event later than five (5) Business Days after, the public announcement of the execution of this Agreement by the parties hereto, Acquisition shall commence (within the meaning of the Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer for all the outstanding shares of Company Common Stock at the Per Share Amount. Acquisition shall use all commercially reasonable efforts to consummate the Offer. Acquisition shall accept for payment all outstanding shares of Company Common Stock which have been validly tendered and not withdrawn


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pursuant to the Offer at the earliest time following the expiration of the Offer that all conditions to the Offer shall have been satisfied or waived by Acquisition. The obligation of Acquisition to accept for payment, purchase and pay for shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex A and to the further condition that a number of shares of Company Common Stock which, together with shares of Company Common Stock then owned directly or indirectly by Acquisition, would equal at least ninety percent (90%) of the shares of Company Common Stock then outstanding shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "Minimum Condition"). Acquisition expressly reserves the right to increase the price per share of Company Common Stock payable in the Offer or to make any other changes in the terms and conditions of the Offer (provided that, unless previously approved by the Company in writing, no change may be made that (i) decreases the Per Share Amount payable in the Offer, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of shares of Company Common Stock to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to those set forth in Annex A or that broaden the scope of such conditions, (v) amends any other term of the Offer in a manner adverse to the holders of the Company Common
Stock, (vi) extends the Offer except as provided in Section 1.1(b), or (vii) amends the Minimum Condition). It is agreed that the conditions set forth in Annex A are for the sole benefit of Acquisition and may be asserted by Acquisition regardless of the circumstances giving rise to any such condition (including any action or inaction by Acquisition) or may be waived by Acquisition (other than the Minimum Condition) in whole or in part at any time and from time to time, in its sole discretion, other than the Minimum Condition, as to which prior written Company approval is required. The failure by Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination (which shall be made in good faith) by Acquisition with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) shall be final and binding on the parties. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries (as defined in Section 3.1(b)) will be tendered in the Offer. "Business Day" means any day other than Saturday, Sunday or a federal holiday.

            (b) Subject to the terms and conditions hereof, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) Business Days after the Offer is commenced; provided, however, that without the consent of the Company or the Company Board, Acquisition may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required for any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") or the staff thereof applicable to the Offer or (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten (10) Business Days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if on such expiration date there shall not have been tendered that number of shares of Company Common Stock which, together with shares of Company Common Stock then owned directly or indirectly by Acquisition, would equal at least ninety percent (90%) of the shares of Company


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Common Stock. Acquisition agrees that if all of the conditions to the Offer set forth in Annex A are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied prior to May 28, 1999, Acquisition shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Acquisition shall not be required to extend the Offer beyond June 11, 1999. Subject to the terms and conditions of the Offer and this Agreement, Acquisition shall accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Acquisition becomes obligated to accept for payment and pay for pursuant to the Offer as promptly as practicable after the expiration of the Offer.

            (c) As soon as practicable after commencement of the Offer, Acquisition shall file with the SEC a Tender Offer Statement on Schedule 14D-l with respect to the Offer which will reflect the existence of this Agreement (together with any supplements or amendments thereto and any other related documents, including, if required, a Schedule 13E-3, collectively the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws. The information provided and to be provided by the Company, Parent and Acquisition for use in the Offer Documents shall not, on the date filed with the SEC and on the date first published or sent or given to the Company's shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Acquisition and the Company each agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Acquisition further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws.

      Section 1.2. Company Action.

      (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company Board, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects and that such approval constitutes approval of the Offer, this Agreement and the Merger for purposes of Section 1101 of the California General Corporation Law (the "CGCL"), and similar provisions of any other similar state statutes that might be deemed applicable to the transactions contemplated hereby, and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their shares of Company Common Stock thereunder to Acquisition and approve and adopt this Agreement and the Merger; provided, however, that such recommendation may be withdrawn, modified or amended in accordance with the provisions of Section 5.2 of this Agreement. The Company consents to the inclusion of such recommendation and approval in the Offer Documents. The Company further represents and warrants that Schroder & Co. Inc. (the "Financial Advisor") has delivered to the Company Board its written opinion, dated as of the date


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hereof, that the cash consideration to be received by the shareholders of the
Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view. The Company has been authorized by the Financial Adviser to permit, subject to the prior review and consent by the Financial Adviser (such consent not to be unreasonably withheld), the inclusion of the fairness opinion (or a reference thereto) in the Schedule 14D-9 and, if required, the Schedule 13E-3 (each, as defined in Section 1.2(b)).

            (b) Contemporaneously with the commencement of the Offer as provided in Section 1.1, the Company hereby agrees to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a) and to promptly mail the Schedule 14D-9 to the shareholders of the Company. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Acquisition in writing for inclusion in the Schedule 14D-9. The Company, Parent and Acquisition each agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Acquisition and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC, and the Company shall consider such comments in good faith. Notwithstanding anything to the contrary in this Agreement, if the Company Board withdraws, modifies or amends its recommendation in accordance with the provisions of Section 5.2 of this Agreement, such withdrawal, modification or amendment shall not constitute a breach of this Agreement.

            (c) In connection with the Offer, the Company will cause its transfer agent to promptly furnish to Parent and Acquisition mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of shares of Company Common Stock as of a recent date and shall furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Acquisition or its agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Acquisition and their affiliates, associates, agents and advisors shall hold in confidence the information contained in any such labels, listings and files and use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.


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      Section 1.3. Board of Directors and Committees; Section 14(f).

            (a) Promptly upon the purchase by Acquisition of shares of Company Common Stock pursuant to the Offer and from time to time thereafter, Acquisition shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Acquisition representation on the Company Board equal to the product of the number of directors on the Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of shares of Company Common Stock so purchased bears to the total number of outstanding shares of Company Common Stock on a fully diluted basis, and the Company shall use its reasonable best efforts to, upon request by Acquisition, promptly, at the Company's election, either increase the size of the Board or secure the resignation of such number of directors as is necessary to enable Acquisition's designees to be elected to the Company Board and to cause Acquisition's designees to be so elected. At such times, the Company will use its reasonable best efforts to cause persons designated by Acquisition to constitute the same percentage as is on the Company Board of (i) each committee of the Company Board (other than any committee of the Company Board established to take action under this Agreement),
(ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board.

            (b) The Company's obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this
Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Acquisition will furnish to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section and Rule.

            (c) Following the election or appointment of Acquisition's designees pursuant to this Section 1.3 and prior to the Effective Time, if there shall be any directors of the Company who were directors as of the date hereof, any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Acquisition or Parent or waiver of any of the Company's rights hereunder will require the concurrence of a majority of such directors.

                                    ARTICLE 2

                                   THE MERGER

      Section 2.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the CGCL, Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"), and the separate corporate existence of Acquisition shall cease.

      Section 2.2. Effective Time. Subject to the terms and conditions set forth in this


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Agreement, on the Closing Date (as defined in Section 2.3) or as soon thereafter as is practicable, the Surviving Corporation shall file a copy of this Agreement and an officers' certificate of each constituent corporation with the Secretary of State of the State of California for filing pursuant to the CGCL, at which time the Merger shall become effective (the time the Merger becomes effective being referred to herein as the "Effective Time").

      Section 2.3. Closing of the Merger. The closing of the Merger (the "Closing") shall take place at a time and on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction (or waiver) of the latest to occur of the conditions precedent set forth in
Article 6 (the "Closing Date"), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, unless another time, date or place is agreed to in writing by the parties.

      Section 2.4. Effects of the Merger. The Merger shall have the effects set forth in the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 2.5. Articles of Incorporation and Bylaws. The Articles of Incorporation of Acquisition in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of Acquisition in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

      Section 2.6. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

      Section 2.7. Officers. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

      Section 2.8. Conversion of Shares.

            (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (individually a "Share" and, collectively, the "Shares") (other than (i) Shares held by the Company or any subsidiary of the Company, (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent and (iii) Company Dissenting Shares (as defined in Section 2.9(a), collectively the "Excluded Shares")) shall, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holder thereof, be canceled and extinguished and be converted into and shall become the right to receive a cash payment per Share, without interest, equal to the Per Share Amount (the


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

"Merger Consideration") upon the surrender of the certificate representing such Share. From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

            (b) At the Effective Time, each issued and outstanding share of the common stock, par value $0.01 per share, of Acquisition shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

            (c) At the Effective Time, each Share held by the Company as treasury stock or held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

      Section 2.9. Shares of Dissenting Holders.

            (a) Notwithstanding anything to the contrary contained in this Agreement, any holder of Shares with respect to which dissenters' rights, if any, are granted by reason of the Merger under the CGCL and who does not vote in favor of the Merger and who otherwise complies with the CGCL ("Company Dissenting Shares") shall not be entitled to receive any Merger Consideration pursuant to Section 2.8(a), unless such holder fails to perfect, effectively withdraws or loses his or her right to dissent from the Merger under the CGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the CGCL, each Company Dissenting Share of such holder shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Per Share Amount pursuant to Section 2.8(a).

            (b) Any payments relating to Company Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property have been or will be provided by Acquisition, Parent or any of Parent's other direct or indirect subsidiaries for such payment, nor shall the Company make any payment with respect to, or settle or offer to settle, any such demands.

            (c) The Company shall give Acquisition prompt notice of any demands received by the Company for the payment of fair value for shares, and Acquisition shall have the right to direct all negotiations and proceedings with respect to such demands.

      Section 2.10. Exchange of Certificates.

            (a) American Stock Transfer or another bank or trust company designated by Parent and reasonably acceptable to the Company shall act as the exchange agent (in such capacity, the "Exchange Agent") for the benefit of the holders of Shares for the exchange of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") that were converted into the right to receive the Per Share Amount pursuant to
Section 2.8(a), all in accordance with this Article 2. At the Effective Time, Parent shall deposit,


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or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, cash in U.S. dollars in an amount equal to the Merger Consideration multiplied by the aggregate outstanding Shares (other than the Excluded Shares) to be paid pursuant to Section 2.8(a).

            (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificates: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a cash payment of the proper Merger Consideration pursuant to Section 2.8(a). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Acquisition, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount equal to (A) the Per Share Amount, multiplied by (B) the number of Shares represented by such Certificate, which such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any Merger Consideration upon the surrender of any Certificates. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the proper Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares have been paid. Until surrendered and exchanged as contemplated by this
Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender an amount equal to (A) the Per Share Amount, multiplied by (B) the number of Shares represented by such Certificate, as contemplated by this Section 2.10.

            (c) In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably acceptable to Parent, the proper Merger Consideration as may be required pursuant to this
Section 2.10; provided, however, that Parent may, in its discretion, require the delivery of a suitable bond and/or indemnity.

            (d) The Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement, or prior to the date hereof, and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

            (e) Any portion of the Merger Consideration which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for any Merger Consideration.

            (f) Notwithstanding Section 2.11(e), neither Parent nor the Company shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (g) Any amounts remaining unclaimed by holders of Shares one year after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claim or interest of any Person previously entitled thereto.

            (h) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.10(a) to pay for shares for which dissenters' rights have been perfected shall be returned to the Parent upon demand.

      Section 2.11. Company Stock Options; Warrants.

            (a) At the Effective Time, each outstanding, vested and exercisable option to purchase shares of Company Common Stock (including those options that will become exercisable upon a change in control of the Company) (a "Company Stock Option" or collectively "Company Stock Options") issued pursuant to the 1989 Incentive Stock Option Plan, the 1995 Incentive Stock Option Plan, the 1995 Formula Stock Option Plan, the 1998 Long-Term Performance Incentive Plan or the Non-Qualified Stock Option Plan of the Company (collectively the "Company Plans") or issued outside the Company Plans via special grants by the Company's Stock Option Committee to certain employees shall be converted into and shall become the right to receive a cash payment per Company Stock Option, without interest, determined by multiplying (i) the excess, if any, of the Per Share Amount over the applicable per share exercise price of such Company Stock Option by (ii) the number of shares of Company Common Stock underlying the Company Stock Options immediately prior to the Effective Time; provided that Parent and Acquisition may, with the consent of the option holder, treat such options differently. At the Effective Time, all outstanding options to purchase shares of Company Common Stock (including those options that are not exercisable at the time of the Merger) shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in this Section
2.11. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of any Company Plan) that are necessary to give effect to the transactions contemplated by this Section 2.11.

            (b) At the Effective Time, each outstanding and exercisable warrant that entitles the holder to purchase shares of Company Common Stock, (a "Warrant" or collectively "Warrants") sold pursuant to Company's initial public offering of its common stock shall be converted into and shall become the right to receive a cash payment per Warrant, without interest, determined by multiplying (i) the excess, if any, of the Per Share Amount over the applicable per share exercise price of such Warrant by (ii) the number of shares of Company Common Stock underlying the Warrants immediately prior to the Effective Time. At the Effective Time, all outstanding Warrants shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in this Section 2.11. Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 2.11.

            (c) As soon as practicable after the Effective Time (but no later than thirty (30) days following the Effective Time), Parent shall establish a procedure to effect the surrender of Company Stock Options and Warrants, as the case may be, in exchange for the cash payment to which the holder of a Company Stock Option or Warrant shall be entitled under Section 2.11(a) or (b), and, upon surrender of such Company Stock Option or Warrant, Parent shall pay to the holder thereof in cash the amount, if any, to which such holder shall be entitled thereunder.

            Section 2.12. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition or the Company or otherwise to carry out this Agreement, the officers and directors of the Company and Acquisition shall be authorized to execute and deliver, in the name and on behalf of Acquisition or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                    ARTICLE 3

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent and Acquisition as follows:

      Section 3.1. Organization and Qualification; Subsidiaries.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

            (b) Except as set forth on Section 3.1(b) of the Disclosure Schedule or as disclosed in filings with the SEC made prior to the date hereof and since the filing of the Company's most recent Annual Report on Form 10-K (the "Recent SEC Reports"), the Company has no equity interests in any corporations, partnerships, limited liability companies, trusts or similar business entities. Each of the subsidiaries listed on Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended May 30, 1998 (each a "Subsidiary" and collectively "Subsidiaries") is a corporation or a limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its respective properties and to carry on its respective businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, both individually and in the aggregate, would not have a Company Material Adverse Effect (as defined below). When used in connection with the Company or its Subsidiaries, the term "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole, it being understood that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Company Material Adverse Effect (i) a change in the market price or trading volume of the Company Common Stock, (ii) a failure by the Company to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Effective Date, (iii) conditions affecting the U.S. economy as whole, or (iv) conditions affecting the worldwide industrial equipment market.

            (c) Each of the Company and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

            (d) The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the Articles of Incorporation and Bylaws, each as amended to date and currently in effect, of the Company.

      Section 3.2. Capitalization of the Company and its Subsidiaries.

            (a) The authorized capital stock of the Company consists of 20,000,000 shares of Class A common stock, of which, as of March 10, 1999, 4,772,205 shares were issued and outstanding, 40,000 shares of Class B common stock, all of which, as of March 10, 1999, were issued and outstanding and 2,000,000 shares of preferred stock, no shares of which are issued or outstanding (collectively the "Company Common Stock"). All of the shares of Company Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of March 10, 1999, 834,640 shares of Company Common Stock were reserved for issuance and issuable upon, or otherwise deliverable in connection with, the exercise of outstanding Company Stock Options. Since March 10, 1999, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date, and, since March 10, 1999, no stock options have been granted. As of March 10, 1999, 75,000 shares of Company Common Stock were reserved for issuance and issuable upon, or otherwise deliverable in connection with, the exercise of outstanding Warrants.

Since March 10, 1999, no shares of the Company's capital stock have been issued other than pursuant to Warrants already in existence on such date, and, since March 10, 1999, no warrants have been issued. Section 3.2(a) of the Disclosure Schedule sets forth the outstanding Company Stock Options and Warrants. Except as set forth above, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or its Subsidiaries, and no obligations of the Company or its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (collectively "Company Securities"). There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

            (b) Except as set forth on Schedule 3.2(b) of the disclosure schedule delivered by the Company to Parent concurrently herewith (the "Disclosure Schedule"), or as publicly disclosed by the Company, all of the issued and outstanding shares of capital stock of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable, and are owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or its Subsidiaries issued and outstanding that are convertible into or exchangeable for, no options or other rights to acquire from the Company or its Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any Subsidiary. There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such asset.

      Section 3.3. Authority Relative to this Agreement; Consents and Approvals.

            (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

            (b) The Company Board has duly and validly approved, and taken all corporate actions required to be taken by the Company Board for the consummation of, the transactions, including the Offer and the Merger, contemplated hereby and resolved to recommend that the shareholders of the Company approve and adopt this Agreement; provided, however, that such approval and recommendation may be withdrawn, modified or amended in accordance with the provisions of Section 5.2 of this Agreement.

      Section 3.4. SEC Reports; Financial Statements.

            (a) The Company has filed all required forms, reports and documents with the SEC since May 30, 1996 (the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has delivered to Acquisition or Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended May 30, 1997 and 1998, (ii) all definitive proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since May 30, 1997, (iii) its Quarterly Reports on Form 10-Q for the quarters ended August 28, 1998 and November 30, 1998 and (iv) all other reports or registration statements filed by the Company with the SEC since May 30, 1997. None of such forms, reports, registration statements or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its Subsidiaries included in the Annual Reports on Form 10-K referred to in the second sentence of this Section 3.4(a) and the unaudited consolidated interim financial statements of the Company and its Subsidiaries included in the Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1998 (A) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, and (C) fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations, financial condition, cash flow and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

            (b) The Company has heretofore made available to Acquisition or Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

      Section 3.5. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents, the Schedule 13E-3 or the Proxy Statement or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents, the Proxy Statement, the
Schedule 13E-3 and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      Section 3.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of this Agreement and officers' certificates of each constituent corporation with the Secretary of State of the State of California as required by the CGCL, no filing with or notice to, and no permit, authorization, consent or approval of, or order of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Company Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will
(a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws (or similar governing documents) of the Company or any of its Subsidiaries, (b) except as set forth on Schedule 3.6 of the Disclosure Schedule, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court, or any governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults which would not have, individually or in the aggregate, a Company Material Adverse Effect.

      Section 3.7. No Default. Except as set forth on Schedule 3.7 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, none of the Company or its Subsidiaries is in default, in conflict with or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) its Articles of Incorporation or Bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, permit, franchise, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected or (c) any order, writ, injunction, decree, law, judgment, statute, rule or regulation applicable to the Company, its Subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

      Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth on Schedule 3.8 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, as of November 30, 1998, none of the Company or its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) or which would have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 3.8 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, since November 30, 1998, none of the Company or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have, and there have been no events, changes or effects with respect to the Company or its Subsidiaries having, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 3.8 and Schedule 5.1 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, since November 30, 1998, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice; there has not been any event, occurrence or development or state of circumstances or facts as described in Sections 5.1(a) through 5.1(m) and, as of the date hereof and at the Closing Date, there has not been any event or occurrence of any condition that has had or would reasonably be likely to result in a Company Material Adverse Effect. The consummation of the transactions contemplated hereby will not give rise to any liability of any nature, whether or not accrued, contingent or otherwise, except as set forth herein.

      Section 3.9. Litigation. Except as disclosed in the Recent SEC Reports, there is no suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, assets or business before any Governmental Entity which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would prevent or substantially delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Recent SEC Reports, none of the Company or its Subsidiaries is subject to any outstanding order, writ, injunction or decree that would have, individually or in the aggregate, a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby. There are no actions, suits or proceedings related to discrimination on the basis of age, sex, religion, race or physical or mental disability, and no labor disturbance by the employees of the Company or any Subsidiary exists or, to the knowledge of the Company or any Subsidiary, is imminent which, in each case could reasonably be expected to have a Company Material Adverse Effect.

      Section 3.10. Compliance with Applicable Law. Except as disclosed in the Recent SEC Reports, the Company and its Subsidiaries hold all permits, licenses, consents, authorizations, certificates, variances, exemptions, orders and approvals of and from all, and has made all declarations and filings with Governmental Entities necessary for the lawful conduct of their respective businesses and to own, lease, license and use its respective properties and assets (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a

Company Material Adverse Effect. Except as disclosed in the Recent SEC Reports, the activities or businesses of the Company and its Subsidiaries are not being conducted in violation of or in conflict with any law, rule, order, judgment, decree, ordinance or regulation of the United States, any foreign country, any state, county or locality, or of any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction, except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws (as defined in Section 3.12) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in the Recent SEC Reports, no investigation or review by any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction with respect to the Company or its Subsidiaries is pending or, after reasonably inquiry, to the knowledge of the Company and any Subsidiary, threatened, nor, after reasonable inquiry, to the knowledge of the Company and any Subsidiary, has any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes will not have a Company Material Adverse Effect.

      Section 3.11. Employee Plans. Except as set forth on Schedule 3.11 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, there are no employee benefit plans (including without limitation, retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, travel, fringe benefit, hospitalization or other medical, disability, life or other insurance, and any other employee benefit policy, trust, understanding or arrangement of any kind) maintained or contributed to by the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries has any actual or potential liability (the "Employee Plans") except for liability that would not have, individually or in the aggregate, a Company Material Adverse Effect. The Employee Plans are in compliance with applicable law, including without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, except for instances of non-compliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Employee Plans are subject to Title IV of ERISA nor provide for medical or life insurance benefits to retired or former employees of the Company or any Subsidiary (other than as required under Code Section 4980B, or similar state law). None of the Employee Plans have any material unfunded liabilities. Except as set forth on Schedule 3.11 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, none of the Employee Plans obligates the Company to pay any separation, severance, termination, bonus or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership. There are no pending or, to the knowledge of the Company, threatened actions, suits, investigations or claims with respect to any Employee Plan, and the Company has no knowledge of any facts that could result in any actions, suits, investigations or claims that could reasonably be expected to result in a Company Material Effect.

      Section 3.12. Environmental Laws and Regulations.

            (a) Except as set forth on Schedule 3.12 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, (i) each of the Company and its Subsidiaries is in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively "Environmental Laws"), except for non-compliance that would not have a Company Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (ii) since November 30, 1998, none of the Company or its Subsidiaries has received written notice of, or, to the best knowledge of the Company, is the subject of, any material action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim"), and (iii) to the best knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance, or give rise to material Environmental Claims, in the future.

            (b) Except as disclosed in the Recent SEC Reports, there are no Environmental Claims which would have a Company Material Adverse Effect that are pending or, to the best knowledge of the Company, threatened against the Company or its Subsidiaries or, to the best knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

      Section 3.13. Intellectual Property; Software.

            (a) Each of the Company and its Subsidiaries owns, or possesses valid and enforceable licenses to use, all existing United States and foreign patents, trademarks, trade names, service marks, trade dress, Internet domain names, together with all the goodwill associated therewith, copyrights, computer software, data, databases and documentation thereof, trade secrets, know-how and other confidential information, including any applications and registrations of any of the foregoing necessary for the operation of the business of the Company and its Subsidiaries as now conducted and as currently proposed to be conducted (the "Company Intellectual Property Rights"), except where the failure to own or possess valid rights to use such Company Intellectual Property Rights would not have a Company Material Adverse Effect. The Company patents are set forth on
Section 3.13(a) of the Company Disclosure Schedule.

            (b) Except for any of the following which would not reasonably be expected to have a Company Material Adverse Effect,

                  (i) except as set forth on Schedule 3.13(b) of the Disclosure Schedule, the validity, enforceability and use of the Company Intellectual Property Rights and the title thereto of the Company or any Subsidiary as the case may be is not being questioned in any litigation or other proceeding to which the Company or any Subsidiary is a party, nor has any claim of infringement or misappropriation (including, without limitation, any demand or request that the Company or any Subsidiary license any intellectual property rights from a third party) been alleged against the Company or any Subsidiary by any third party in connection with such third party's intellectual property rights,

                  (ii) except as set forth on Schedule 3.13(b) of the Disclosure Schedule, to the knowledge of the Company and its Subsidiaries, no third party is infringing or misappropriating the Company Intellectual Property Rights, and

                  (iii) except as set forth on Schedule 3.13(b) of the Disclosure Schedule, the conduct of the business of the Company and its Subsidiaries as now conducted does not, to the knowledge of the Company, infringe, misappropriate or otherwise conflict with any valid patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any Company Intellectual Property Rights.

      Section 3.14. Certain Business Practices. To the knowledge of the Company after due inquiry, none of the Company, any of its Subsidiaries or any directors, officers, agents or employees of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

      Section 3.15. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and a majority of the holders of the outstanding shares of Class B common stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the merger contemplated by this Agreement.

      Section 3.16. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

      Section 3.17. Insurance. The Company maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and its Subsidiaries have complied in all material respects with provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the

Insurance Policies have been filed in a timely fashion.

      Section 3.18. Suppliers and Customers. The documents and information supplied by the Company to Parent and Acquisition in connection with this Agreement with respect to the relationships and volumes of business done with significant suppliers and customers and with respect to inventory aging and reserves with respect thereto was accurate in all material respects. The Company is not aware of any circumstances that would indicate that any significant supplier or customer intends to materially alter its relationship with the Company as a result of the Company's entering into this Agreement.

      Section 3.19. Tax Matters.

      (a) The Company and its Subsidiaries have accurately prepared and duly filed with the appropriate federal, state, local and foreign taxing authorities all tax returns, information returns and reports required to be filed with respect to the Company and its Subsidiaries and have paid in full or made adequate provision for the payment of all Taxes (as defined below). Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Taxes. As used herein, the term "Taxes" means all federal, state, local and foreign taxes, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest and penalties thereon and additions thereto).

      (b) Except as set forth on Section 3.19(b) of the Disclosure Schedule, no claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file tax returns that the Company so not filing is or may be subject to taxation by that jurisdiction.

      (c) There are no security interests on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

      (d) There is no dispute or claim concerning any Tax liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the employees responsible for Tax matters of the Company or any Subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 3.19(d) sets forth those tax returns that currently are the subject of audit.

      (e) None of the Company or any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (f) None of the Company nor any Subsidiary has filed a consent under Code ss.341(f) concerning collapsible corporations. Except as set forth on Section 3.19(f) of the Disclosure Schedule, none of the Company nor any Subsidiary has made any payments, is obligated to make payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G or Code ss.162(m). None of the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii).

      (g) None of the Company nor any Subsidiary has any liability for the Taxes of any Person other than the Company or any Subsidiary (i) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local or foreign law), or (ii) by contract.

      (h) None of the Company nor any Subsidiary owns an interest in an entity either treated as a partnership or whose separate existence is ignored for federal income tax purposes.

      Section 3.20. Brokers. No broker, finder or investment banker (other than the Financial Advisor pursuant to an arrangement (that may not be amended or modified without the prior written consent of Parent) that has been disclosed to Parent and Acquisition prior to the date hereof) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any Subsidiary.

      Section 3.21. Related Party Transactions. Since May 30, 1998, neither the Company nor any officer or director of the Company has engaged in any transactions required to be disclosed by the Company in its SEC Reports pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, except as have been publicly disclosed by the Company or disclosed herein.

      Section 3.22. Restrictions on Business Activities. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries, or, to the Company's knowledge, threatened, which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

      Section 3.23. Year 2000 Compliance. The Company and each of its Subsidiaries are conducting a thorough inventory and assessment of the software, hardware, databases and embedded control systems (microprocessor controlled, robotic or other device) (collectively "Systems") used by the Company and its Subsidiaries in connection with their business or in connection with the use, operation or enjoyment of, any material tangible or intangible asset or real property of the Company or its Subsidiaries, in order to determine which parts of the Systems are not Year 2000 Compliant (as defined below) and to estimate the cost of rendering such Systems Year 2000 Compliant prior to December 31, 1999 or such earlier date on which the Computer Systems may shut down or may produce incorrect calculations or otherwise malfunction without becoming totally inoperable. Based on the above inventory and assessment, the estimated total cost of rendering the Systems Year 2000 Compliant is $200,000, which expenditure has been included in the budget adopted by the Company. Year 2000 Compliant means that the Systems will operate to accurately process date data (including but not limited to calculating, comparing and sequencing) from, into and between year 1999 and 2000, including leap-year calculations. To the knowledge of the Company, after due inquiry, neither the Company nor any of its Subsidiaries will incur material expenses arising from or relating to the failure of any of its Systems as a result of the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000. Neither the Company nor any of its Subsidiaries has made any other representations or warranties regarding the ability of any product or service sold, licensed, rendered, or otherwise provided by the Company or by any of its Subsidiaries in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

      Section 3.24. Real Estate.

      (a) Attached as Schedule 3.24(a) is the address and legal description of each parcel of real property owned by the Company or any Subsidiary (the "Owned Real Property"). The Company or its applicable Subsidiary has good and marketable title in and to all of the Owned Real Property subject to no liens, encroachments, encumbrances or other defects in title (collectively, "Liens"), except as described on such Schedule.

      (b) Attached as Schedule 3.24(b) is a list of all leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "Leases") for real property (the "Leased Real Property"; the "Owned Real Property" and the "Leased Real Property" collectively the "Real Property") to which the Company or any Subsidiary is a party. The Company or its applicable Subsidiary has a good and valid leasehold interest in and to all of the Leased Real Property, subject to no Liens except as described in such Schedule. Each Lease is in full force and effect and is enforceable in accordance with its terms. Except as disclosed on Schedule 3.24(b), there exists no default or condition which, with the giving of notice, the passage of time or both, could become a default under any Lease. The Company has previously delivered to Parent true, complete, and correct copies of all the Leases.

      (c) The Real Property constitutes all of the real property owned, leased, occupied or otherwise used in connection with the business of the Company and its Subsidiaries. Except as disclosed on Schedule 3.24(c), other than the Company and the Subsidiaries, there are no parties in possession or parties having any current or future right to occupy any of the Real Property. The Real Property is in good condition and repair and is sufficient and appropriate for the conduct of the business of the Company and the Subsidiaries. The Real Property and all plants, buildings and improvements located thereon conform to all applicable building, zoning and other laws, ordinances, rules and regulations. All permits, licenses and other approvals necessary to the current occupancy and use of the Real Property have been obtained, are in full force and effect and have not been violated, except for violations that, individually or in the aggregate, would not have a Company Material Adverse Effect. There exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property (except for violations that, individually or in the aggregate, would not have a Company Material Adverse Effect). All improvements located on the Real Property have direct access to a public road adjoining such Real Property. No such improvements or accessways encroach on land not included in the Real Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property. There is no pending or, to the knowledge of the Company and its Subsidiaries, any threatened condemnations proceeding affecting any portion of the Real Property. Except as disclosed on Schedule 3.24(c), there are no outstanding options or rights of first refusal with respect to the purchase or use of any of the Real Property, any portion thereof or interest therein. Except as disclosed on Schedule 3.24(c), neither the Company nor any Subsidiary is obligated to purchase or lease any real property.

      Section 3.25. Conduct of Business. Since November 30, 1998, the Company has conducted its operations in the ordinary course of business.

      Section 3.26. Expenses. Section 3.26 of the Company Disclosure Schedule sets forth the Company's estimated expenses incurred in connection with this Agreement and the transaction contemplated hereby. Except as set forth in
Section 3.26 of the Disclosure Schedule, the Company has not incurred any expenses or liabilities in connection with the transactions contemplated by this Agreement or outside the ordinary course of business.

      Section 3.27. Dividends. On December 16, 1998, the Company declared a dividend of $0.07 per share, payable on January 15, 1999 to shareholders of record as of January 4, 1999. The Company has not declared any dividends since December 16, 1998.

      Section 3.28. No Other Representations or Warranties. No representations or warranties have been made by or on behalf of the Company or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement other than those expressly set forth in this Article 3. Without limiting the generality of the foregoing, no representations or warranties are being made with respect to financial projections or the future financial performance or prospects of the Company, its Subsidiaries or their respective businesses.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND ACQUISITION

      Parent and Acquisition hereby represent and warrant to the Company as follows:

      Section 4.1. Organization.

            (a) Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Parent Material Adverse Effect (as defined below). The term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or results of operations of the Parent and its subsidiaries taken as a whole. It being understood that conditions affecting the U.S. economy as whole shall not be deemed to constitute a Parent Material Adverse Effect.

            (b) Parent has heretofore delivered to the Company accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of Parent and Acquisition. Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect.

      Section 4.2. Authority Relative to this Agreement. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole shareholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid, legal and binding agreement of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

      Section 4.3. Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Schedule 13E-3 or the Proxy Statement (as defined in Section 5.4(a)) will, at the respective times that the Offer Documents, the Schedule 14D-9, the Schedule 13E-3, the Proxy Statement or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      Section 4.4. Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company's representations and warranties contained in Section 3.6, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act and the filing and recordation of this Agreement and officers' certificates of each constituent corporation with the Secretary of State of the State of California as required by the CGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Parent Material Adverse Effect or have a material adverse affect on the ability of Parent or Acquisition to consummate the Offer or the

Merger. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or Bylaws (or similar governing documents) of Parent or Acquisition, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of (b) or
(c) for violations, breaches or defaults which would not have a Parent Material Adverse Effect or have a material adverse effect on the ability of Parent or Acquisition to consummate the Offer or the Merger.

      Section 4.5. No Default. None of Parent or any of its subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) its certificate or articles of incorporation or Bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, its subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults that would not have a Parent Material Adverse Effect or have a material adverse effect on the ability of Parent or Acquisition to consummate the Offer or the Merger.

      Section 4.6. Availability of Financing; Parent Guarantee. Parent has caused the attached guarantee to be executed by Tinicum Capital Partners, L.P. and Edmundson International, Inc.

      Section 4.7. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization, the making of the Offer or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person or entity.

      Section 4.8. Brokers. Except for Merchants Group International Ltd., Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Acquisition.

      Section 4.9. No Other Representations or Warranties. No representations or warranties are made by or on behalf of Parent or Acquisition in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Article 4. Without limiting the generality of the foregoing, no representations or warranties are being made with respect to financial projections or the future financial performance or prospects of Parent, Acquisition or their businesses.

                                    ARTICLE 5

                                    COVENANTS

      Section 5.1. Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company Board will not permit the Company or its any of its Subsidiaries to conduct their operations otherwise than in the ordinary course of business consistent with past practice, and the Company shall, and shall cause its Subsidiaries to, use its or their reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and employees and to preserve the present commercial relationships of the Company and its Subsidiaries with persons with whom the Company or its Subsidiaries do business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not, without the prior written consent of Parent or Acquisition, and will not permit any of its Subsidiaries to:

            (a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

            (b) amend or modify (except as required hereby) the terms of the Company Plans or authorize for issuance, issue, sell, deliver or agree or commit to issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance or sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options;

            (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any Company Securities or any securities of its Subsidiaries;

            (d) except in connection with the exercise of purchase options under existing leases, (i) incur or assume any long-term or short-term debt or other liability (whether directly, contingently or otherwise) or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and its Subsidiaries taken as a whole and except for indebtedness not exceeding $100,000 in the aggregate, (ii) except as described in Schedule 5.1(d) of the Disclosure Schedule, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its Subsidiaries taken as a whole and except for obligations of its Subsidiaries, (iii) except for investments not exceeding $100,000 in the aggregate, make any loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance), (iv) except as described in Schedule 5.1(d) of the Disclosure Schedule, pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries, or (v) except as described in Schedule 5.1(d) of the Disclosure Schedule, mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon except for Liens securing indebtedness not exceeding $100,000 in the aggregate;

            (e) except as may be required by law or as contemplated by this Agreement and except in connection with the hiring of officers (to replace at compensation levels not to exceed those of the officers being replaced any officer who retires or is terminated for any reason) or employees in the ordinary course of business, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, provided that the Company may not, under any circumstance, issue any stock option or stock option equivalents thereof to any person, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, except as required under existing agreements and except for the payment of bonuses and severance payments in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or agent or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units) or create, issue or increase any severance agreement or stay bonus with any officer, director or employee;

            (f) except as described in Schedule 5.1(f) of the Disclosure Schedule or with the consent of Parent or Acquisition, which consent will not be unreasonably withheld, acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which have a value in the aggregate in excess of $250,000;

            (g) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

            (h) except in connection with the exercise of purchase options under existing leases which must be exercised for the Company to retain possession of the subject property, (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (except for transactions having an aggregate value not exceeding $100,000), (ii) authorize or make any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000 or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

            (i) make any tax election or settle or compromise any income tax liability material to the Company and its Subsidiaries taken as a whole;

            (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against, in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries in the Recent SEC Reports or incurred in the ordinary course of business consistent with past practice;

            (k) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary or the Company;

            (l) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

            (m) incur any expenses in connection with the transactions contemplated hereby in excess of the amount set forth on Schedule 3.26 without the prior written consent of Parent or Acquisition;

            (n) make any intercompany transfers of cash in excess of $500,000;
or

            (o) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(n) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made.

      Section 5.2. Other Potential Acquirers.

      (a) The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties (other than the parties to this Agreement) conducted heretofore with respect to any offer or proposal for a merger or other business combination involving the Company or any of its Subsidiaries or the acquisition of all or any material portion of the assets of, or any equity interest in, the Company or its Subsidiaries or any business combination with the Company or its Subsidiaries (each an "Acquisition Proposal"). The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, limited liability company or other entity or group pursuant to confidentiality agreements on terms no less favorable to the Company than the confidentiality agreement that has been entered into by and between the Company and Parent, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any Subsidiary or division thereof, if such entity or group has submitted a bona fide written proposal to the Company Board relating to any such transaction that is a Superior Proposal.

      For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all of the assets of the Company for cash and on terms which the Company Board reasonably believes (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its shareholders than the Offer and the Merger, taking into account at the time of determination all factors relating to such proposed transaction deemed relevant by the Company Board, including, without limitation, the financing thereof, the proposed timing thereof and all other conditions thereto and any changes to the financial terms of this Agreement proposed by Parent and Acquisition.

      (b) The Company shall immediately notify Parent and Acquisition after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that informs the Board of Directors of the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent and Acquisition shall be made orally and in writing, and, unless the Company Board concluded that such disclosure is inconsistent with its fiduciary duties under applicable law, shall indicate the identity of the person making the Acquisition Proposal or intending to make the Acquisition Proposal or requesting nonpublic information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 5.2(a). The Company shall also immediately notify Parent and Acquisition, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

      (c) Except as set forth in this Section 5.2, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or indicate publicly its intention to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Company Board or such committee of the Offer or the Merger, (ii) approve or recommend, or indicate publicly its intention to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Company Board reasonably determines in good faith, after discussions with its counsel, that it is consistent with its fiduciary duties under applicable law, the Company Board may (subject to this and the following sentences) approve or recommend a Superior Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the Offer or the Merger and/or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Superior Proposal), but only at a time that is after the third business day following Parent's receipt of written notice advising Parent that the Company Board has received a Superior Proposal and, in the case of any previously received Superior Proposal that has been materially modified or amended, such modification or amendment and specifying the material terms and conditions of such Superior Proposal, modification or amendment.

      (d) Nothing herein shall prevent the Company Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer, and nothing herein shall prevent the Board from making such disclosure to the Company's shareholders as, in the good faith judgment of the Company Board, is done pursuant to the exercise of its fiduciary duties under the CGCL, provided that the Company complies with the provisions of Section 7.3; provided further, that neither the Company nor the Company Board nor any committee thereof shall, except as permitted by Section 5.2(c), withdraw or modify, or indicate publicly its intention to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or indicate publicly its intention to approve or recommend, an Acquisition Proposal.

      (e) The Company shall advise its officers and directors and any investment banker or attorney retained by the Company in connection with the transactions contemplated by this Agreement of the restriction set forth in this Section 5.2.

      Section 5.3. Access to Information.

            (a) Between the date hereof and the Effective Time, the Company will provide to Parent and Acquisition and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its Subsidiaries, will permit Parent and Acquisition to make such inspections as Parent and Acquisition may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent and Acquisition with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent or Acquisition may from time to time reasonably request.

            (b) Each of Parent and Acquisition will hold and will cause its consultants and advisors to hold in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Acquisition in connection with the transactions contemplated by this Agreement.

      Section 5.4. Shareholders Meeting.

            (a) If a vote of the Company's shareholders is required by law, the Company will, as promptly as practicable following (i) the acceptance for payment of shares of Company Common Stock by Acquisition pursuant to the Offer or (ii) the termination of the offer by its terms, take, in accordance with applicable law and its Articles of Incorporation and By-laws, all action necessary to convene a meeting of holders of shares of Company Common Stock (the "Shareholders Meeting") to consider and vote upon the approval of this Agreement. The Company shall, as promptly as practicable, prepare and file with the SEC a proxy statement for the solicitation of a vote of holders of shares of Company Common Stock approving the Merger (the "Proxy Statement"), which shall include the recommendation of the Company Board that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Financial Advisor that the cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing and promptly thereafter mail the Proxy Statement to the shareholders of the Company. The Company shall also use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto. Notwithstanding the foregoing, if Parent, Acquisition and/or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Shareholders Meeting in accordance with
Section 1110 of the CGCL.

            (b) Parent and Acquisition agree to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Acquisition or any Subsidiary of Parent to be voted in favor of the Merger.

      Section 5.5. Additional Agreements; Reasonable Best Efforts. Subject to the terms and conditions herein provided, each party agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Schedule 13E-3, the Proxy Statement, any filings that may be required under the HSR Act and any amendments thereto, (b) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents under existing debt obligations of the Company and its Subsidiaries or to amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations,
(c) contesting any legal proceeding relating to the Offer or the Merger and (d) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote, if any, with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

      Section 5.6. Consents. Parent, Acquisition and the Company each will use all commercially reasonable efforts to obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement.

      Section 5.7. Public Announcements. Parent, Acquisition and the Company, as the case may be, will consult with one another and seek one anothers approval before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement, including, without limitation, the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq Stock Market, as determined by Parent, Acquisition or the Company, as the case may be.

      Section 5.8. Indemnification; Directors' and Officers' Insurance.

            (a) Parent and Acquisition agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries, as provided in their respective charters or bylaws (or other similar governing instruments) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the CGCL, such indemnification shall be mandatory rather than permissive, and the Surviving Corporation shall advance expenses in connection with such indemnification (subject to the Surviving Corporation's receipt of an undertaking by the indemnified party to return such advanced expenses to the Surviving Corporation if it is determined by a final, non-appealable order of a court of competent jurisdiction that such indemnified party is not entitled to retain such advanced expenses).

            (b) Parent shall cause the Surviving Corporation to maintain in effect for not less than five (5) years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in satisfying its obligation under this Section, the Surviving Corporation shall not be obligated to pay premiums in excess of $125,000 with respect to such insurance.

            (c) In the event the Surviving Corporation or its successor (i) is consolidated with or merges into another person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, then in each such case Parent shall make or cause to be made proper provision so that the successor or transferee of the Surviving Corporation shall comply in all material respect with the terms of this Section 5.8.

      Section 5.9. Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect as if made at the Effective Time and (b) any material failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.9 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      Section 5.10. Employee Matters.

            (a) Employees of the Company and its Subsidiaries shall be treated after the Merger no less favorably under Parent ERISA Plans, to the extent applicable, than other similarly situated employees of Parent and its subsidiaries.

            (b) For a period of one year following the Merger, Parent shall and shall cause its subsidiaries to maintain with respect to their employees who had been employed by the Company or any of its Subsidiaries prior to the Effective Time and who remain employed following the Effective Time (i) base salary or regular hourly wage rates for each such employee at not less than the rate applicable immediately prior to the Merger to such employee and (ii) employee benefits (as defined for purposes of Section 3(3) of ERISA) that are substantially comparable in the aggregate to such employee benefits provided by the Company and its Subsidiaries immediately prior to the Merger.

            (c) To the extent they participate under such plans, Parent and its subsidiaries shall credit employees of the Company and its Subsidiaries for purposes of determining eligibility to participate or vesting under Parent ERISA Plans with their service prior to the Merger with the Company and its Subsidiaries to the same extent such service was counted under similar benefit plans of the Company prior to the Merger.

            (d) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.

      Section 5.11. SEC Filings. Each of Parent and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

      Section 5.12. Guarantee of Performance. Parent hereby guarantees the performance by Acquisition of its obligations under this Agreement and the indemnification obligations of the Surviving Corporation pursuant to Section 5.8(a).

      Section 5.13. Notice of Certain Events. The Company shall promptly notify Acquisition and Acquisition shall promptly notify the Company of:

            (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

            (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

            (c) with respect only to the Company, any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.9 or 3.13 or which relate to the consummation of the transactions contemplated by this Agreement.

            Section 5.14. Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute") is or may become applicable to the Offer or the Merger, the Company will use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act so as to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby.

                                    ARTICLE 6

                    CONDITIONS TO CONSUMMATION OF THE MERGER

      Section 6.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) if required by applicable law, this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company;

            (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

            (c) any waiting period applicable to the Merger and the other transactions described in the recitals to this Agreement under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

      Section 6.2. Conditions to Obligations of Parent and Acquisition. The obligations of Parent and Acquisition to effect the Merger are also subject to the satisfaction or waiver by Parent prior to the Effective Time of the following conditions:

            (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, as though made on and as of the Closing Date; it being understood that representations and warranties shall be deemed to be true and correct unless the respects in which the representations and warranties (without giving effect to any "materiality" limitations or references to "material adverse effect" set forth therein) are untrue or incorrect in the aggregate is likely to have a Company Material Adverse Effect.

            (b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

            (c) The number of Company Dissenting Shares shall be less than five percent (5%) of the total number of shares of Company Common Stock.

      Section 6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company prior to the Effective Time of the following conditions:

            (a) The representations and warranties of Parent and Acquisition set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, as though made on and as of the Closing Date; it being understood that representations and warranties shall be deemed to be true and correct unless the respects in which the representations and warranties (without giving effect to any "materiality" limitations or references to "material adverse effect" set forth therein) are untrue or incorrect in the aggregate is likely to have a Parent Material Adverse Effect.

            (b) Each of Parent and Acquisition shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                                    ARTICLE 7

                         TERMINATION; AMENDMENT; WAIVER

      Section 7.1. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time:

            (a) by mutual written consent of Parent, Acquisition and the Company;

            (b) by Parent or Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by October 31, 1999 (unless otherwise extended by the parties; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

            (c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement, or if any representation or warranty of Parent or Acquisition shall have become untrue, in either case which materially adversely affects the consummation of the Offer, (ii) there shall have been a breach on the part of Parent or Acquisition of any of their respective covenants or agreements hereunder having a Parent Material Adverse Effect or materially adversely affecting the consummation of the Offer, and Parent or Acquisition, as the case may be, has not cured such breach prior to the earlier of (A) ten (10) days following notice by the Company thereof and (B) two (2) Business Days prior to the date on which the Offer expires; provided, however, that the Company has not breached any of its obligations hereunder in a manner that proximately contributed to such breach by Parent or Acquisition or (iii) prior to the purchase of Shares pursuant to the Offer, the Company has received a Superior Proposal and the Company Board by a majority vote shall have determined in its good faith judgment, on advice of counsel, that it must do so in the exercise of its fiduciary duties under the CGCL; provided, however, that, without limiting Parent's rights under Section 7.3(a), such termination under this clause (iii) shall not be effective until payment of the amount required by Section 7.3(b); or

            (d) by Parent or Acquisition prior to the purchase of shares of Company Common Stock pursuant to the Offer if (i) the Company Board withdraws or modifies in a manner materially adverse to Parent or Acquisition its favorable recommendation of the Offer or the approval or recommendation of the Merger or shall have recommended a Third Party Acquisition (as defined below), (ii) a Third Party Acquisition occurs, (iii) there shall have been a breach of any representation or warranty on the part of Company set forth in this Agreement, or any representation or warranty of the Company shall have become untrue, in either case if the respects in which the representations and warranties made by the Company are inaccurate would in the aggregate have a Company Material Adverse Effect or materially adversely affect (or delay) the consummation of the Offer or the Merger, (iv) there shall have been a breach on the part of the Company of its covenants or agreements hereunder having, individually or in the aggregate, a Company Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Merger, and, with respect to clauses (iii) and (iv) above, the Company has not cured such breach prior to the earlier of (A) ten (10) days following notice by the Parent or Acquisition thereof and (B) two (2) Business Days prior to the date on which the Offer expires; provided that, with respect to clauses (iii) and (iv) above, neither Parent or Acquisition has breached any of their respective obligations hereunder in a manner that proximately caused such breach by the Company or (v) Parent or Acquisition shall have discovered that any information supplied to Parent or Acquisition by the Company (excluding, for such purposes, any projections or forecasts or other forward looking information supplied by the Company), at the time provided to Parent or Acquisition, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and such misstatement or omission would have a Company Material Adverse Effect.

      Section 7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void (except for the provisions of this Section 7.2 and Sections 5.3(b) and 7.3), and there shall be no liability or obligation on the part of any party or its affiliates, directors, officers or shareholders, other than (a) the provisions of this Section 7.2 and Sections 5.3(b) and 7.3 and (b) any liability of any party for any breach of this Agreement prior to such termination.

      Section 7.3. Fees and Expenses.

            (a) In the event that this Agreement shall be terminated pursuant to
Section 7.1(c)(iii) or Section 7.1(d) and, within twelve (12) months thereafter, a Third Party Acquisition occurs, then Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company shall pay to Parent the amount of $2.0 million as liquidated damages. It is specifically agreed that the amount to be paid pursuant to this Section 7.3(a) represents liquidated damages and not a penalty.

            "Third Party Acquisition" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, Acquisition or any affiliate thereof (a "Third Party"), (ii) the acquisition by a Third Party of 50% or more of the total assets of the Company and its Subsidiaries, taken as a whole, (iii) the acquisition by a Third Party of shares of Company Common Stock resulting in such person holding at least 50% or more of the outstanding shares of Company Common Stock or (iv) the acquisition by a Third Party of shares of the Company's capital stock resulting in such person being able to elect a majority of the Company's directors.

            (b) Upon the termination of this Agreement prior to the purchase of Shares by Acquisition pursuant to the Offer pursuant to Section 7.1(c)(iii) or 7.1(d), the Company shall reimburse Parent, Acquisition and their affiliates (not later than ten (10) Business Days after submission of statements therefor) for all documented out-of-pocket fees and expenses, not to exceed $500,000, reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, filing fees, printing and mailing costs, fees payable to investment bankers, counsel to any of the foregoing, and accountants). If Parent or Acquisition shall have submitted a request for reimbursement hereunder, such party will provide the Company in due course with invoices or other reasonable evidence of such expenses upon request. The Company shall in any event pay the amount requested within ten (10) Business Days of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course. Nothing in this Section 7.3(b) shall relieve any party from any liability for breach of this Agreement.

            (c) Upon the termination of this Agreement pursuant to Sections 7.1(e)(i) or (ii), Parent shall reimburse the Company and its affiliates (not later than ten (10) Business Days after submission of statements therefor) for all documented out-of-pocket fees and expenses, not to exceed $500,000, reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, filing fees, printing and mailing costs, fees payable to investment bankers, counsel to any of the foregoing, and accountants). If the Company shall have submitted a request for reimbursement hereunder, such party will provide Parent in due course with invoices or other reasonable evidence of such expenses upon request. Parent shall in any event pay the amount requested within ten (10) Business Days of such request, subject to Parent's right to demand a return of any portion as to which invoices are not received in due course. Nothing in this Section 7.3(c) shall relieve any party from any liability for breach of this Agreement.

            (d) Except as specifically provided in this Section 7.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

      Section 7.4. Amendment. This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the shareholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

      Section 7.5. Extension; Waiver. At any time prior to the Effective Time, each party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE 8

                                  MISCELLANEOUS

      Section 8.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement, except for Sections 3.12, 3.13, 3.23 and 8.1 hereunder.

      Section 8.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any wholly owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

      Section 8.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

      Section 8.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the other party as follows:

            if to Parent or Acquisition:  Tinicum Incorporated

                                          800 Third Avenue, 40th Floor
                                          New York, NY 10022
                                          Attention: Eric Ruttenberg

             with a copy to:              Kirkland & Ellis
                                          Citicorp Center
                                          153 East 53rd Street
                                          New York, NY 10022
                                          Attention: John Kuehn, Esq.

             if to the Company to:        Haskel International, Inc.
                                          100 E. Graham Place
                                          Burbank, CA 91502
                                          Attention: R. Malcolm Greaves
                                          Chief Executive Officer

             with a copy to:              Gibson, Dunn & Crutcher LLP
                                          333 S. Grand Avenue
                                          Los Angeles, CA 90071
                                          Attention: Richard A. Strong, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

      Section 8.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflicts of law thereof.

      Section 8.6. Construction; Interpretation. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, annex, party, preamble and recital references are to this Agreement unless otherwise stated. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party.

      Section 8.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 8.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

      Section 8.8. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

      Section 8.9. Specific Performance. The parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies, including arbitration, which any party may have under this Agreement or otherwise.

      Section 8.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                                    HASKEL INTERNATIONAL, INC., a California corporation


                                    By: /s/ EDWARD MALKOWICZ
                                        ------------------------------------
                                    Name:  Edward Malkowicz
                                    Title: Chairman


                                    HI HOLDINGS INC., a Delaware corporation


                                    By: /s/ SETH HENDON
                                        ------------------------------------
                                    Name:  Seth Hendon
                                    Title:


                                    HI MERGER SUBSIDIARY INC., a California
                                    corporation


                                    By: /s/ SETH HENDON
                                        -----------------------------------
                                    Name:  Seth Hendon
                                    Title:

                                    GUARANTEE

      THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS GUARANTEE IS ATTACHED.

      Tinicum Capital Partners, L.P. and Edmundson International, Inc. (the "Guarantors") hereby jointly and severally, unconditionally and irrevocably guarantee to the Company that if Parent or Acquisition fail to pay any damages due to the Company (the "Obligations") arising from a breach or violation by Parent or Acquisition of their Obligations under the Agreement and Plan of Merger by and among Haskel International, Inc., HI Holdings Inc. and HI Merger Subsidiary, Inc. (the "Agreement"), then the Guarantors shall forthwith, upon demand (which demand shall be for the sole purpose of providing notice to the Guarantors and shall not require the Company to exhaust any remedy before proceeding against the Guarantors), discharge the Obligations. The Guarantors shall be liable to the Company for the reasonable costs and expenses (including, without limitation, reasonable out-of-pocket legal fees and expenses) incurred by the Company (following a demand upon the Guarantor) in any proceeding brought by or on behalf of the Company to enforce this guarantee, except in the event a court or adjudicatory panel of competent jurisdiction determines that a good faith dispute existed with respect to the amount owed by the Guarantors hereunder.

      To the maximum extent permitted by applicable law, the Guarantors hereby waive notice of acceptance of this guarantee, notice of any Obligations, notice of protest, notice of dishonor or nonpayment of any Obligations, and any other notice to the Guarantors (other than the demand referred to above). One or more successive or concurrent actions may be brought hereon against the Guarantors, either in the same action in which any obligor is sued or in separate actions.

      To the maximum extent permitted by applicable law, the obligations of the Guarantors under this guarantee shall not be affected by (i) any merger or consolidation of the Company or any Subsidiary, (ii) any change in the direct or indirect ownership of the Guarantors, (iii) any increase in the Obligations, except for changes, amendments, waivers, or consents effected in accordance with the Agreement.

This guarantee shall be governed by, and construed in accordance with, the laws of the State of California. This guarantee is entered into for the sole and exclusive benefit of the Company, and no other Person shall have any rights with respect hereto. This guarantee shall be binding on the Guarantors' successors.

Executed as of March 15, 1999.


                                    TINICUM CAPITAL PARTNERS, L.P., a
                                    Delaware partnership
                                    By: TINICUM LANTERN LLC, its General
                                        Partner


                                    By: /s/ SETH HENDON
                                        -------------------------------
                                    Name:  Seth Hendon
                                    Title:


                                    EDMUNDSON INTERNATIONAL, INC, a
                                    California Corporation


                                    By: /s/ JOHN D. PARISH
                                        -------------------------------
                                    Name:  John D. Parish
                                    Title: Vice President



                                    HASKEL INTERNATIONAL, INC., a California corporation


                                    By: /s/ EDWARD MALKOWICZ
                                        -------------------------------
                                    Name:  Edward Malkowicz
                                    Title: Chairman

                                     ANNEX A

      THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX A IS ATTACHED.

      Notwithstanding any other provisions of the Offer, Acquisition shall not be required to accept for payment or pay for, and shall delay the acceptance for payment of, or the payment for, any Shares and, if required pursuant to Section 1.1(b) of the Agreement, shall extend the Offer by one or more extensions until May 28, 1999 and may terminate the Offer at any time after June 11, 1999 if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Offer), the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated or (iii) prior to the acceptance for payment of Shares, Acquisition makes a determination (which shall be made in good faith) that any of the following conditions exist:

      (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer, or any other action shall have been taken, by any state or federal government or governmental authority or by any U.S. court, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act, that (i) restrains, prohibits, or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibits consummation of the Offer or the Merger, (ii) restrains, prohibits, or imposes material limitations on the ability of Acquisition or Parent to acquire or hold or to exercise effectively all rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by Acquisition on all matters properly presented to the shareholders of the Company or effectively to control in any material respect the business, assets or operations of the Company, its subsidiaries, Acquisition or any of their respective affiliates or (iii) otherwise has a Company Material Adverse Effect or there shall be any litigation or suit pending by any person or governmental authority seeking to do any of the foregoing; or

      (b) (i) the representations and warranties of the Company set forth in the Agreement (without giving effect to any "materiality" limitations or references to "Material Adverse Effect" set forth therein) shall not be true and correct in any material respect as of the date of the Agreement and as of consummation of the Offer as though made on or as of such date, but only if the respects in which the representations and warranties made by the Company are inaccurate and would in the aggregate have a Company Material Adverse Effect, (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Agreement or (iii) any material adverse changes shall have occurred that have had, or could reasonably be expected to have, a Company Material Adverse Effect; or

      (c) it shall have been publicly disclosed that any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 50% of the outstanding Shares or shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company, any of its subsidiaries or any of their material assets; or

      (d) the Agreement shall have been terminated in accordance with its terms; or

      (e) prior to the purchase of Shares pursuant to the Offer, the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Acquisition its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing which, in the good faith judgment of Acquisition in any such case, and regardless of the circumstances (including any action or omission by Acquisition) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment; or

      (f) there shall have occurred any general suspension of, or limitation on prices for, trading in the Shares on the Nasdaq Stock Market; or

      (g) the Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within two (2) business days; or

      (h) any authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity required in order to consummate the Offer or the Merger or to permit the Company and its Subsidiaries to conduct their businesses after the Offer and the Merger as currently conducted shall not have been filed, granted, given, occurred or satisfied.